Exhibit 99.1

INVESTOR and MEDIA CONTACT:

Kaveh Bakhtiari

847-484-4573

kaveh.bakhtiari@fbhs.com

FORTUNE BRANDS DECLARES QUARTERLY DIVIDEND AND ANNOUNCES

$150 MILLION SHARE REPURCHASE AUTHORIZATION

DEERFIELD, Ill. – April 30, 2018 – Fortune Brands Home & Security, Inc. (NYSE: FBHS), an industry-leading home and security products company, today announced that its Board of Directors has declared a quarterly cash dividend of $0.20 per common share. The dividend is payable on June 13, 2018, to stockholders of record as of the close of business on May 25, 2018.

On April 30, Fortune Brands’ Board of Directors also authorized the repurchase of up to $150 million of shares of the Company’s common stock over the next two years on the open market or in privately negotiated transactions in accordance with applicable securities laws. The purchases, if made, will occur from time to time depending on market conditions. The Company has approximately $160 million existing from a prior authorization that expires December 8, 2019, bringing the total share repurchase authorization to approximately $310 million.

The dividend and share repurchase authorization represent the Board’s continued confidence in the Company’s long-term cash flow potential and its support of the Company’s broader strategy for utilizing free cash flow to build shareholder value.

“In addition to organic growth, we use our strong cash flow and balance sheet to drive incremental shareholder value by investing in Fortune Brands’ businesses, pursuing accretive acquisitions, and returning cash to shareholders,” said Chris Klein, chief executive officer, Fortune Brands Home & Security. “Our dividend and new share repurchase authorization demonstrate our continued commitment to driving incremental shareholder value.”

The newly announced share repurchase authorization does not obligate the Company to repurchase any dollar amount or number of shares of common stock. This authorization is in effect until April 30, 2020, and may be suspended or discontinued at any time.

About Fortune Brands

Fortune Brands Home & Security, Inc. (NYSE: FBHS), headquartered in Deerfield, Ill., creates products and services that fulfill the dreams of homeowners and help people feel more secure. The Company’s four operating segments are Plumbing, Cabinets, Doors and Security. Its trusted brands include Moen, Perrin & Rowe, Riobel, ROHL, Shaws and Victoria + Albert under the Global Plumbing Group (GPG); more than a dozen core brands under MasterBrand Cabinets; Therma-Tru entry door systems; and Master Lock and SentrySafe security products under The Master Lock Company. Fortune Brands holds market leadership positions in all of its segments. Fortune Brands is part of the S&P 500 Index. For more information, please visit www.FBHS.com.

Source: Fortune Brands Home & Security, Inc.

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